Exhibit 99.1

Natura &Co Holding S.A.
LONG TERM INCENTIVE Program

Approved by shareholders of the Company on December 13, 2019

The Program is a discretionary benefit offered by the Company for selected managers and employees.

Shares acquired or received under the Program, any cash received under the Program and any gains obtained under the Program are not part of salary for any purpose except to any extent required by applicable laws.

The Program is not any part of employment agreements and respective terms and conditions.

The Board shall have the right to decide, in its sole discretion, whether or not awards will be granted and to which individuals those awards will be granted.

The detailed rules of the Program are set out overleaf.

1.	DEFINITIONS AND INTERPRETATION

1.1	In the Program, unless the context otherwise requires:

"Applicable Requirements" means the rules of the São Paulo Stock Exchange or other relevant exchange or any other relevant Brazilian or overseas rules, regulation or enactment;

"Award" means a Conditional Award or an Option;

"Board" means the board of directors of the Company or a duly authorised committee or, on and after the occurrence of a corporate event described in 12 (Change of control and other corporate events), the board of directors of the Company or relevant duly authorised committee as constituted immediately before that event;

"Change of Control" means the consummation of a transaction pursuant to which any person, other than the current controlling shareholders of the Company, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Company’s shares;

"CIP" means the Natura Cosméticos S.A. Co-Investment Program as amended from time to time;

"Committee" means the People and Organizational Development Committee of the Company or any other committee that supersedes it as approved by the Board for the purposes of the Program;

"Company" means Natura &Co Holding S.A, a corporation with head offices at Avenida Alexandre Colares, nº 1.188, Room A17, Block A, Parque Anhanguera, CEP 05106-00, in the city of São Paulo, State of São Paulo, enrolled with the Taxpayer Registry (CNPJ/MF) under No. 32.785.497/0001-97;

"Conditional Award" means a conditional right to acquire Shares which is designated as a conditional award under Rule 3.2(b);

"Dividend Equivalent" means a benefit determined under Rule 6.3 (Dividend Equivalent) to be payable to a Participant and determined by reference to the value of some or all of the dividends or interest on net equity that would have been paid on the Vested Shares in respect of dividend or interest on net equity record dates occurring during the period commencing on the Grant Date and ending on the date of Vesting (or, where the Board has determined that the Shares under an Option shall be subject to a Holding Period, the earlier of the date of expiry of the Holding Period or the date of exercise of the Option);

"Eligible Contributor" means all managers and employees of the Company or other companies that are or will be under the direct or indirect control of the Company, whether domestic or foreign;

"Early Vesting Date" means either:

(a)	the later of:

(i)	the date of Termination of a Participant in circumstances referred to in Rule 11.1 (Good leavers before the Normal Vesting Date); and

(ii)	early determination of any Performance Condition by reason of that Termination; or

(b)	the date of the relevant event in Rule 12 (Change of control and other corporate events);

"Exercise Period" means, subject to Rule 6.1 (Options), the period commencing on the date on which an Option Vests and ending on the date determined under Rule 3.2(e) during which an Option may be exercised;

"Grant Date" means the date on which an Award is granted;

"Holding Period" means the period starting on the date on which an Award Vests and ending on the earliest of the dates specified in Rule 8.3 (Expiry of the Holding Period) during which a Participant is required not to sell, transfer, assign or dispose of their Net Vested Shares in accordance with Rule 8 (Holding Period);

"Malus & Clawback" means an obligation to repay amounts referred to in Rule 14.3 (Amount to be subject to Malus & Clawback);

"Member of the Natura Group" means the Company and the companies controlled, or which will be controlled, directly or indirectly, by the Company, whether domestic or foreign, already incorporated or that will be incorporated;

"Net Vested Shares" means one half of the number of Vested Shares acquired or received by a Participant on Vesting of a Conditional Award or on exercise of an Option, in each case during the Holding Period, less: (a) a number of Shares with an aggregate market value on the date of Vesting (in the case of Conditional Awards) or exercise (in the case of Options) equal to one half of the Participant's Tax Liability arising on that event; or (b) if the Vested Shares are sold to satisfy that Tax Liability, one half of the number of Vested Shares sold;

"Normal Vesting Date" means the date on which an Award would ordinarily Vest under Rule 5.1 (Timing of Vesting: Normal Vesting Date);

"Normal Vesting Period" means the period commencing on the Grant Date and ending on the date determined under Rule 3.2(g);

"Option" means a conditional right to acquire Shares which is designated as an option under Rule 3.2(b);

"Option Price" means an Option Price of 0.01 BRL (or, at the discretion of the Board, the approximate equivalent in the Participant’s relevant local currency if not BRL) per Share acquired in relation to the Option or such other nominal amount determined under Rule 3.2(d) as payable (in each case) on the exercise of an Option;

"Participant" means a person who holds (and/or held, as relevant) an Award, including their personal representatives;

"Performance Condition" means a condition (or conditions) related to performance which is specified by the Board under Rule 3.2(f);

"Program" means the Natura Cosméticos S.A. Long Term Incentive Program as amended from time to time;

"Rule" means a rule of the Program;

"Shares" means common shares in the capital of the Company and where the context requires also depository receipts related to such common shares;

"Target Level" means such number of Shares as equals one half of the maximum number of Shares that may potentially Vest assuming the Award’s Performance Conditions (if any) are met in full;

"Tax Liability" means the aggregate of any amount of tax or social taxes or other levy for which a Participant would or may be liable and for which any Member of the Natura Group or former Member of the Natura Group would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

"Termination" means the termination of the relations between the Participant and a Member of the Natura Group for any reason whatsoever, without limitation including, death, demission, removal, replacement or expiration of the term of office not followed by re-election, voluntary resignation, dismissal with or without cause except where:

(a)	the Participant has continuing relations with any other Member of the Natura Group as determined by the Board; or

(b)        the Participant retains a legal right to return to work at any Member of the Natura Group;

"Vest" means:

(a)	in relation to an Option, it becoming exercisable;

(b)	in relation to a Conditional Award, a Participant becoming entitled to have Shares transferred to them,

in each case subject to the Rules and Vesting shall be construed accordingly; and

"Vested Shares" means those Shares in respect of which an Award Vests.

1.2	Any reference in the Program to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Expressions in italics, headings and any footnotes are for guidance only and do not form part of the Program.

1.4	Unless otherwise stated herein, any periods that expire on a day that it not a business day in the City of Sao Paulo, Brazil, shall be extended and thus expire on the following business day. For the purposes of this section, a “business day” will be any day in which the banks in the City of Sao Paulo, Brazil are not required or authorized to close.

2.	Eligibility AND MANAGEMENT OF THE PROGRAM

2.1	An individual is only eligible to be granted an Award at the discretion of the Board if they are an Eligible Contributor.

2.2	The granting of an Award will be subject to the procedures set out by the Board upon approval of a grant of proposed Awards. Pursuant to the procedures set out by the Board, the acceptance of a grant by the Participant will constitute a binding agreement between the Company and the Participant, governed by the Rules of the Program and the terms of the Award.

2.3	The acceptance of an Award is voluntary and will result in the acknowledgement and acceptance by the Participant of terms of the Program, Award and risks involved in accepting the Award under the Program and investing in Shares as the context requires.

2.4	The Program will be managed by the Board which may specify such qualifying criteria for selection in respect of the grant of proposed Awards (if any) as it considers appropriate which may include setting qualifying periods of service and/or levels of seniority.

2.5	At its discretion and pursuant to any Member of the Natura Group applicable rules and policies, the Board may request recommendations from the Committee in relation to the operation of the Program.

3.	Grant of awards

3.1	Terms of grant

Subject to Rule 3.5 (Timing of grant), and Rule 4 ( Limits), the Board may resolve to grant an Award on:

(a)	the terms set out in the Program; and

(b)	any additional terms (whether a Performance Condition and/or any other terms) that the Board may specify within its discretion under the Program,

to any person who is eligible to be granted an Award under Rule 2 ( Eligibility).

3.2	Board determinations

On or before the Grant Date, the Board shall (or may, as appropriate) determine:

(a)	the number of Shares (or basis for determining such number of Shares) over which the Award is granted (stated as a Target Level of Shares or on such other basis as the Board determines appropriate);

(b)	whether the Award shall be a Conditional Award or an Option, provided that if no determination is made it shall be an Option;

(c)	if an Award is a Conditional Award, whether Vesting under a Conditional Award will be subject to a payment of 0.01 BRL per Share to be delivered in relation to the Conditional Award (including any in respect of a Dividend Equivalent), if required for certain Participants to comply with Applicable Requirements, and the method for satisfying such payment;

(d)	if an Award is an Option whether the Option Price shall be different than an Option Price of 0.01 BRL per Share acquired in relation to the Option (including any in respect of a Dividend Equivalent);

(e)	if an Award is an Option, the date on which the Exercise Period shall expire provided that (subject to any extension pursuant to Rule 6.1):

(i)	if no such determination is made, the Exercise Period shall expire at the end of the 30 day period immediately following the Vesting of the Option; and

(ii)	the Exercise Period may not expire on any day which is later than the tenth anniversary of the Grant Date;

(f)	the Performance Condition and/or any other additional conditions (in each case, if any) applicable to the Award;

(g)	the date to be specified for the purposes of Rule 5.1(a) (Timing of Vesting: Normal Vesting Date), which shall be the third anniversary of the Grant Date unless specified otherwise by the Board on or prior to the grant of the relevant Award;

(h)	whether Shares acquired or received on Vesting or exercise (as applicable) of an Award shall be subject to a Holding Period; and

(i)	whether the relevant Participant is not (contrary to the default position under the Program) entitled to a Dividend Equivalent in connection with their Award.

3.3	Method of grant

An Award shall be granted by resolution of the Board or in such other manner as the Board determines appropriate pursuant to any Member of the Natura Group rules and policies.

No payment shall be required to receive the grant of an Award.

3.4	Method of satisfying Awards

Unless specified to the contrary by the Board on the Grant Date and subject to Applicable Requirements, an Award may be satisfied by:

(a)	issuing new Shares;

(b)	transferring treasury Shares;

(c)	transfer of Shares from an employee benefit trust (or other appropriate third-party arrangement); and/or

(d)	if applicable, registration of interests in depository receipts related to Shares.

The Board may decide to change the way in which an Award may be satisfied after it has been granted, having regard to the provisions of Rule 4 (Limits).

For the avoidance of doubt, this Section 4.5 will also apply to any Dividend Equivalents that are satisfied in Shares.

3.5	Timing of grant

Awards may be granted at such time(s) during the life of the Program as the Board determines appropriate except that the grant of any Award shall be subject to the constraints of Applicable Requirements and any share dealing code of the Company.

The life of the Program shall ordinarily expire on April 12 2029 being the tenth anniversary of the date of its original approval by shareholders of Natura Cosméticos S.A.

3.6	Non-transferability and bankruptcy

An Award granted to any person:

(a)	shall not be transferred, assigned, charged or otherwise disposed of (except on their death to their personal representatives) and shall lapse immediately on any attempt to do so; and

(b)	shall lapse immediately if they are declared bankrupt or insolvent (unless the Board determines otherwise).

4.	Limits

4.1	5 per cent. limit on the combined use of new and/or treasury Shares

The total number of new and treasury Shares in relation to which unvested Awards may exist at any one time under the Program and CIP added to the number of new and treasury Shares used in relation to the settlement of awards under the Program and CIP must not exceed 5% of the entire stock capital of the Company from time to time.

4.2	General

Any Award shall be limited and take effect to comply with the limits in this Rule 4. Furthermore:

(a)	the meaning of Shares for the purposes of this Rule 4 (Limits) shall mean common shares in the capital of the Company; and

(b)	the total number of Shares issued or issuable under the terms of the Program must fall within the authorised capital of the Company at all times.

5.	VESTING OF AWARDS

5.1	Timing of Vesting: Normal Vesting Date

Subject to Rule 5.4 (Restrictions on Vesting: regulatory and tax issues) and the terms of the Program, an Award shall Vest on its Normal Vesting Date which shall be the later of:

(a)	the date determined under Rule 3.2(g), which shall ordinarily be the third anniversary of the Grant Date; and

(b)	if any Performance Condition and any other condition has been imposed on the Vesting of the Award, the date on which the Board determines whether or not it has been wholly or partly satisfied,

except where earlier Vesting occurs on an Early Vesting Date under Rule 11 (Leavers) or Rule 12 (Change of control and other corporate events) or exceptionally on such earlier date as the Board determines and provided that, if the Vesting of the Award under this Rule 5 would otherwise occur on a day which is not a dealing day, the Award will Vest on the first dealing day immediately following such date unless otherwise determined by the Board.

5.2	Extent of Vesting

Subject to Rule 5.3 (Adjustments to extent of Vesting), an Award shall only Vest to the extent:

(a)	that any Performance Condition is satisfied on the Normal Vesting Date or, if appropriate, the Early Vesting Date;

(b)	that any other term imposed on its Vesting permits;

(c)	in relation to Vesting before the Normal Vesting Date, in accordance with Rules 11.5 (Leavers: reduction in number of Vested Shares) and 12.4 (Corporate event: reduction in number of Vested Shares); and

(d)	any operation of the Malus & Clawback provisions permits.

Where, under Rule 11 (Leavers) or Rule 12 (Change of control and other corporate events), an Award would (subject to satisfying any Performance Condition) Vest before the end of the full period over which performance would be measured under any Performance Condition then, unless provided to the contrary by the Performance Condition, the extent to which the Performance Condition has been satisfied shall be determined by the Board on such reasonable basis as it decides.

5.3	Adjustments to extent of Vesting

If the Board determines that exceptional circumstances exist taking into account such factors as it considers relevant (including, but not limited to, the overall performance of the Company, any Member of the Natura Group or the relevant Participant who holds the Award) it may, at its discretion:

(a)	reduce (including to nil, if appropriate) the extent to which an Award would otherwise Vest or remain Vested under Rule 5.2 (Extent of Vesting); and/or

(b)	impose any other condition on the Vesting of an Award.

This Rule may be applied by the Board notwithstanding any other provision of the Program, and irrespective of whether and to what extent any Performance Condition attached to an Award has been satisfied.

5.4	Restrictions on Vesting: regulatory and tax issues

An Award shall not Vest unless and until:

(a)	the Vesting of the Award, and the issue, transfer or sale of Shares on (or shortly after) Vesting, would be lawful and comply with Applicable Requirements and any share dealing code of the Company;

(b)	if a Tax Liability would arise by virtue of such Vesting and the Board decides that this Tax Liability shall not (or cannot) be satisfied by selling Shares pursuant to Rule 5.6 (Payment of Tax Liability), then the Participant must have entered into arrangements acceptable to the Board that the relevant Member of the Natura Group will receive the amount of that Tax Liability; and

(c)	the Participant has entered into such arrangements (if any) as the Board requires (where permitted in the relevant jurisdiction) to satisfy a Member of the Natura Group's liability to social security contributions in respect of the Vesting of the Award.

For the purposes of this Rule 5.4, references to a Member of the Natura Group include any former Member of the Natura Group.

5.5	Tax Liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award they must enter into arrangements acceptable to any relevant Member of the Natura Group to ensure that it receives the amount of that Tax Liability. If no such arrangement is made, the Participant shall be deemed to have authorised the Company to sell or procure the sale on their behalf of sufficient of the Vested Shares subject to their Award to ensure that the relevant Member of the Natura Group receives the amount required to discharge the Tax Liability.

For the purposes of this Rule 5.5, references to a Member of the Natura Group include any former Member of the Natura Group.

5.6	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale on their behalf of sufficient Vested Shares to ensure that any relevant Member of the Natura Group or former Member of the Natura Group receives the amount required to discharge any Tax Liability which arises on Vesting, except to the extent that the Board decides that all or part of that Tax Liability shall be funded in a different manner.

6.	Consequences of Vesting

6.1	Options

An Option shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of Vested Shares during the Exercise Period unless it lapses earlier under Rule 11 (Leavers) or 12 (Change of control and other corporate events).

At its discretion, the Board may extend an unexpired Exercise Period by such limited period as it considers appropriate.

6.2	Conditional Awards

On or as soon as reasonably practicable after the Vesting of a Conditional Award, the Board shall, subject to Rule 5.6 (Payment of Tax Liability) and any arrangement made under Rules 5.4(b) and 5.4(c), transfer or procure the transfer of the Vested Shares to the Participant (or to their benefit) and that may include automatic transfers into a corporate sponsored nominee account (or similar)).

6.3	Dividend Equivalent

A Dividend Equivalent shall apply in relation to an Award unless the Board determined otherwise pursuant to Rule 3.2(h) (Board determinations).

(a)	Where a Dividend Equivalent applies then on or before the transfer or issue of the Vested Shares to the Participant, the Board shall determine:

(i)	whether the Dividend Equivalent will be provided in cash and/or Shares;

(ii)	the basis on which the value of dividends shall be calculated for the purposes of the Dividend Equivalent (which may assume reinvestment of the dividends in further Shares). No Dividend Equivalent shall be paid in relation to any special dividend where an adjustment is made to the number of Shares under the Award under Rule 13 (Adjustment of Awards) on account of that special dividend and the Board, acting fairly and reasonably, may decide to exclude the value of all or part of any other dividend for the purposes of calculating the Dividend Equivalent.

(b)	Any such Dividend Equivalent shall be provided to the Participant as soon as practicable after the issue or transfer of Vested Shares and:

(i)	in the case of a cash payment, shall be subject to any deductions (on account of tax or similar liabilities) as may be required by law or as the Board reasonably considers to be necessary or desirable; or

(ii)	in the case of a provision of Shares, Rule 5.4 (Restrictions on Vesting: regulatory and tax issues) and Rule 5.6 (Payment of Tax Liability) shall apply in the same manner as they do to the Vesting of a Conditional Award and Rule 9.3 shall apply in determining the number of Shares to be granted.

7.	Exercise of Options

7.1	Restrictions on the exercise of an Option: regulatory and tax issues

A Vested Option may not be exercised unless:

(a)	the exercise of the Option and the consequent issue or transfer of Shares would be lawful and comply with Applicable Requirements and any share dealing code of the Company;

(b)	if, on the exercise of the Option, a Tax Liability would arise and the Board decides that it shall not (or cannot) be satisfied by selling Shares pursuant to Rule 7.4 (Payment of Tax Liability and Option Price), then the Participant must have entered into arrangements acceptable to the Board that the relevant Member of the Natura Group shall receive the amount of that Tax Liability; and

(c)	the Participant has entered into such arrangements as the Board requires (and where permitted in the relevant jurisdiction) to satisfy a Member of the Natura Group's liability to social security contributions in respect of the exercise of the Option.

For the purposes of this Rule 7.1, references to a Member of the Natura Group include any former Member of the Natura Group.

7.2	Exercise in whole or part

An Option must be exercised to the maximum extent possible at the time of exercise unless the Board decides that a Participant may exercise the Option in respect of such fewer number of Shares as it decides.

7.3	Exercise process

An Option shall be exercised in accordance with such processes as approved by the Board.

Unless the Board determines otherwise such processes shall include the following characteristics:

(a)	Participants may be contacted prior to the Vesting of their Options with details of any choices that are available to them in connection with the exercise of their Options (for example, this may include an opportunity to meet the Tax Liability (if any) from personal resources rather than an automatic sale of sufficient Shares pursuant Rule 7.4 (Payment of Tax Liability and Option Price)), provided the Company will not be obligated to send reminders to Participants regarding their Options’ respective Exercise Periods and a contact under this item will not constitute a reminder;

(b)	pursuant to Rule 7.4 (Payment of Tax Liability and Option Price), the Payment of any Option Price shall be satisfied (as the Board directs) by:

(i)	a deduction of the Option Price from the Participant’s pay; or

(ii)	sale of sufficient Vested Shares on behalf of the Participant;

(c)	the Company arranging for some or all of the Options to be automatically exercised in respect of Vested Shares on behalf of some or all of the Participants as soon as reasonably practicable during the Exercise Period;

(d)	the transfer into a corporate sponsored nominee account (or similar), personal or corporate bank account (as relevant) of:

(i)	any Vested Shares retained to the benefit of the Participant in connection with the exercise of the Option; and/or

(ii)	any cash retained to the benefit of the Participant in connection with the exercise of the Option (for example, proceeds of sale of Shares net of Tax Liability and dealing costs).

7.4	Payment of Tax Liability and Option Price

The Participant authorises each of the following:

(a)	the Company to sell or procure the sale on their behalf of sufficient Vested Shares on or following the exercise of their Option to ensure that any relevant Member of the Natura Group receives the amount required to discharge any Tax Liability arising on that exercise;

(b)	the Company to sell or procure the sale on their behalf of sufficient Vested Shares on or following the exercise of their Option to meet the Option Price (if any) payable in connection with the exercise of the Option; and

(c)	any relevant Member of the Natura Group to withhold and apply monies from the Participant’s pay to meet the Option Price (if any) payable in connection with the exercise of the Option.

7.5	Transfer or allotment timetable

As soon as reasonably practicable after an Option has been exercised, the Company shall, subject to Rule 7.4 (Payment of Tax Liability and Option Price) and any arrangement made under Rules 7.1(b) and 7.1(c), transfer or procure the transfer to the Participant (or to their benefit) or, if appropriate, allot to the Participant (or to their benefit) the number of Shares in respect of which the Option has been exercised and that may include automatic allotments and/or transfers into a corporate sponsored nominee account (or similar).

7.6	Lapse of Options

An Option which has become exercisable shall lapse at the end of the Exercise Period if it has not been exercised unless it lapses earlier under Rule 11 (Leavers) or Rule 12 (Change of control and other corporate events).

8.	Holding Period

This Rule 8 shall apply to Shares acquired or delivered on the Vesting or exercise of an Award granted to such individual(s) that the Board determines before the Grant Date of the relevant Award(s).

8.1	Restrictions on the sale, transfer, disposal and assignment of Net Vested Shares

Subject to Rule 8.2 (Permitted transfers during the Holding Period) below, a Participant to which this Rule 8 applies is required:

(a)	to hold their Net Vested Shares during the applicable Holding Period in accordance with such terms and conditions that the Board may impose from time to time, which may include their Net Vested Shares being held by a nominee appointed by the Company;

(b)	not to sell, transfer, assign or dispose of any interest in their Net Vested Shares until the expiry of the applicable Holding Period;

(c)	if, during the applicable Holding Period, a Participant acquires any additional Shares by virtue of holding Net Vested Shares during the Holding Period, those additional Shares shall also be held subject to the terms of this Rule 8 as they apply to the original Net Vested Shares unless the Board, in its discretion, determines otherwise; and

(d)	to execute any other document required by the Board at any time to give effect to the restrictions under this Rule 8.

For the avoidance of doubt:

(i)	Net Vested Shares shall not be subject to any risk of forfeiture during the Holding Period other than to satisfy Malus & Clawback; and

(ii)	any Shares delivered under Rule 6.3 (Dividend Equivalent) shall not be subject to the Holding Period.

8.2	Permitted transfers during the Holding Period

Subject to the prior approval of the Board, the Participant may, during the Holding Period, transfer or assign some or all of their Net Vested Shares to their spouse or civil partner or to the Participant's personal pension plan (the "transferee"), provided that the transferee has agreed to comply with this Rule 8, any other terms and conditions imposed by the Board and the decisions of the Board and the transferee agrees not to sell, transfer, assign or dispose of those Net Vested Shares until the expiry of the Holding Period.

The Board may allow a Participant to sell, transfer, assign or dispose of some or all of their Net Vested Shares before the end of the Holding Period, subject to any terms and conditions that the Board specifies.

8.3	Expiry of the Holding Period

The Holding Period shall expire on the earliest of:

(a)	the fourth anniversary of the relevant Award’s Grant Date;

(b)	the date of an event under Rule 12 (Change of control and other corporate events) (excluding an internal reorganisation under Rule 12.3 (Internal reorganisations));

(c)	the death of the Participant; and

(d)	any other date determined by the Board.

Net Vested Shares shall cease to be subject to any restrictions under this Rule 8 once the Holding Period has expired.

8.4	Interaction with the Company's share ownership guidelines

Nothing in this Rule 8 shall remove and/or reduce any additional requirements that may apply to the Participant under the Company's share ownership guidelines (if any).

9.	Cash Alternative

9.1	Board determination

Where an Option has been exercised or where a Conditional Award Vests (in each case, whether on normal timetable or otherwise) and Vested Shares have not yet been issued or transferred to the Participant (or their estate in the case of death), the Board may determine that, in substitution for their right to acquire any number of Vested Shares as the Board decides (but in full and final satisfaction of their right to acquire those Shares), they shall be paid (as additional employment income where relevant) a sum equal to the cash equivalent (defined in Rule 9.3 (Cash equivalent)) of that number of Shares in accordance with this Rule 9.

9.2	Limitation on the use of this Rule

Rule 9.1 (Board determination) shall not apply in relation to an Award granted to a Participant residing or working in any jurisdiction where the presence of that Rule would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption; or

(b)	adverse tax or social taxes consequences for the Participant or any Member of the Natura Group (as determined by the Board).

9.3	Cash equivalent

For the purpose of this Rule 9, the cash equivalent of a Share is:

(a)	in the case of a Conditional Award, the market value of a Share on the day the Award Vests less the Conditional Award price (if any) in respect of that Share;

(b)	in the case of an Option, the market value of a Share on the day the Option is exercised less the Option Price (if any) in respect of that Share.

Market value for such purposes shall be determined on such basis as the Board reasonably selects.

9.4	Payment of cash equivalent

As soon as reasonably practicable after the Board has determined under Rule 9.1 (Board determination) that a Participant shall be paid a sum in substitution for their right to acquire any number of Vested Shares:

(a)	the Company shall pay, or procure the payment, to them of that sum in cash; and

(b)	if they have already paid for those Shares, the Company shall return the amount paid to them.

9.5	Deductions

There shall be deducted from any payment under this Rule 9 any amounts (on account of tax or similar liabilities) required by law or as the Board may reasonably consider to be necessary or desirable.

10.	Lapse of Awards

An Award shall lapse:

(a)	in accordance with the Rules; and/or

(b)	to the extent it does not Vest.

11.	LEAVERS

11.1	Good leavers before the Normal Vesting Date

If a Termination occurs before the Normal Vesting Date of an Award due to:

(a)	the Participant's death;

(b)	the Participant's ill-health or disability (evidenced to the satisfaction of the Board);

(c)	the Participant's retirement:

(i)	at their contractual retirement age or following the expiry of their qualifying length of service for retirement (in each case if (and only if) such concepts are applicable under relevant local laws); or

(ii)	otherwise with the agreement of the Board at its discretion;

(d)	the Participant's redundancy (such redundancy being part of redundancy programme resulting in the redundancy of nine or more other managers and/or employees as determined to the satisfaction of the Board and if such concept is applicable under relevant local laws);

(e)	the Participant's office or employment being either with a company which ceases to be a Member of the Natura Group or relating to a business or part of a business which is transferred or otherwise sold to a person who is not a Member of the Natura Group; or

(f)	in any other circumstances where the Board determines that this Rule 11.1 shall apply in relation to the Award,

then, subject to Rule 5.1 (Timing of Vesting: Normal Vesting Date) and Rule 5.4 (Restrictions on Vesting: regulatory and tax issues), that Award shall Vest on the Normal Vesting Date unless the leaver reason is death (or otherwise at the discretion of the Board) it shall instead Vest on the Early Vesting Date.

In all such cases, Vesting may be subject to any additional conditions that the Board specifies and Rule 11.5 (Leavers: reduction in number of Vested Shares) shall apply. Where the Award is an Option, Rule 11.4 (Exercise of Options) shall also apply.

11.2	Good leavers on or after the Normal Vesting Date

Where a Termination occurs on or after the Normal Vesting Date for a reason specified in Rule 11.1 (Good leavers before the Normal Vesting Date) and the Exercise Period has not yet expired, any unexercised Options held by the Participant shall, subject to Rule 6.1 (Options), Rule 7 (Exercise of Options) and Rule 12 (Change of control and other corporate events), continue to be exercisable until the earlier of (i) the expiry of the Exercise Period and (ii) the expiry of the three month period commencing on Termination. Any such unexercised Options not exercised by the end of the earlier of such expired periods shall lapse at such time.

11.3	Termination in other circumstances

If a Termination occurs for any reason other than those specified in Rules 11.1 (Good leavers before the Normal Vesting Date) or Rule 11.2 (Good leavers on or after the Normal Vesting Date), any Award (including any Vested but unexercised Option) held by the relevant Participant shall lapse immediately regardless of whether that Termination was lawful or unlawful.

11.4	Exercise of Options

Where this Rule 11.4 applies, subject to Rule 6.1 (Options), Rule 7 (Exercise of Options) and Rule 12 (Change of control and other corporate events), a Vested Option shall be exercisable until the earlier of (i) the expiry of the Exercise Period and (ii) the expiry of the three month period (or such longer period as the Board specifies during such three month day period) commencing on the date on which the Award Vests. Any such Vested Options not exercised by the end of the earlier of such expired periods shall lapse at such time.

11.5	Leavers: reduction in number of Vested Shares

Where this Rule 11.5 applies, the Board shall determine the number of Vested Shares of the relevant Award by applying:

(a)	any Performance Condition and any other condition imposed on the Vesting of the Award save that in the case of death the Board may assume achievement of target level performance for such purposes; and

(b)	a pro rata reduction to the number of Shares determined under Rule 11.5(a) based on the period starting on the Grant Date and ending on the date of Termination relative to the Normal Vesting Period (unless the Board decides that a lesser (or no) reduction is appropriate, in which case it may increase the number of Vested Shares to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 11.5(a)).

If an Award Vests under Rule 12 (Change of control and other corporate events) following a Termination of the relevant Participant then this Rule 11.5 shall take precedence over Rule 12.4 (12.4 Corporate events: reduction in number of Vested Shares).

To the extent that an Award is reduced in accordance with this Rule 11.5, it will lapse and become incapable of Vesting in respect of the relevant number of Shares by which it is reduced.

12.	CHANGE OF CONTROL and other corporate events

12.1	Change of control

In the event of a direct or indirect Change of Control of the Company (or a direct or indirect change of control of the Company as reasonably determined by the Board) then, subject to Rule 12.3 (Internal reorganisations):

(i)	subject to Rule 5.4 (Restrictions on Vesting: regulatory and tax issues), all Awards shall Vest on the date of that event if they have not then Vested and Rule 12.4 (Corporate events: reduction in number of Vested Shares) shall apply; and

(ii)	any Option may, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercised within one month of the date of that event (or, if shorter, until the expiry of the Exercise Period), but to the extent that an Option has not been exercised at the end of that period it shall lapse (regardless of any other provision of the Program).

12.2	Consolidation, mergers, spin-off or conversion into another company type

In the event of a consolidation, merger, share merger. spin-off or conversion of the Company into another company type which, in the opinion of the Board, would affect the market price of Shares to a material extent, the Board may decide that all Awards that have not then Vested shall Vest on such basis and to such extent as it considers appropriate.

12.3	Internal reorganisations

If:

(a)	a company (for the purposes of this Rule 12.3, the "Acquiring Company") is expected to obtain control or indirect control of the Company (including by means of a consolidation, merger, share merger, spin-off or conversion of the Company into another company type); and

(b)	a Change of Control does not occur,

then an Award shall not Vest under Rule 12.1 (Change of control), unless otherwise determined by the Board, with the consent of the Acquiring Company, but shall be surrendered in consideration for the grant of a new award which the Board determines is equivalent to the Award (including as to any Performance Condition) it replaces except that it will be over securities in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 12.3 as if references to Shares were references to securities over which the new award is granted and references to the Company were references to the company whose securities are subject to the new award.

12.4       Corporate events: reduction in number of Vested Shares

If an Award Vests under any of 12 (Change of control and other corporate events), the Board shall determine the number of Vested Shares of that Award by applying:

(c)	any Performance Condition and any other condition imposed on the Vesting of the Award; and

(d)	subject to Rule 11.5 (Leavers: reduction in number of Vested Shares), a pro rata reduction to the number of Shares determined under Rule 12.4(a) based on the period starting on the Grant Date and ending on the Early Vesting Date relative to the Normal Vesting Period, unless the Board, acting fairly and reasonably, decides that the reduction under Rule 12.4(b) is inappropriate in which case it may increase the number of Vested Shares to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 12.4(a).

13.	ADJUSTMENT OF AWARDS

13.1	General rule

In the event of:

(a)	modification in the number, type and/or class of shares of the Company (or successor) as a result of a reverse split, split, stock bonuses, as well as in the event of conversion of shares of a type or class into another, or conversion of the Company’s shares (or successor) into other securities issued by the Company (or successor), or the listing of any of the Company’s shares (or of securities representing the Company’s shares) on one or more other stock exchanges; or

(b)	similar event which materially affects the market price of the shares the Board may make such adjustments as it considers appropriate under Rule 13.2 ( Method of adjustment).

13.2	Method of adjustment

An adjustment made under this Rule shall be made on such basis as the Board determines appropriate and may include adjustment (or exchange as relevant) to the number and/or type of shares (or security) comprised within an Award.

14.	Malus & Clawback

14.1	Applicability of Malus & Clawback

This Rule 14 shall apply to Awards regardless of any other provisions of the Program.

14.2	Events that lead to Malus & Clawback

The Board may decide at any time prior to the third anniversary of the date on which an Award Vests that the individual to whom the Award was granted (the "Relevant Individual") shall be subject to Malus & Clawback if:

(a)	the Board forms the view that the Company materially misstated its financial results for whatever reason and that misstatement resulted, either directly or indirectly, in that Award Vesting to a greater degree (or being granted over more Shares) than would otherwise have been the case;

(b)	the Board forms the view that any calculation in connection with the Award or any assessment of any Performance Condition and/or any other condition imposed on the Award was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted, either directly or indirectly, in that Award Vesting to a greater degree (or being granted over more Shares) than would otherwise have been the case;

(c)	it is determined that the Relevant Individual committed serious misconduct (such misconduct committed on or prior to the date of Vesting of the Award (and/or prior to its exercise if it is an Option)) that could have warranted their Termination by a Member of the Natura Group with cause, to the extent permitted under Applicable Requirements or applicable contracts entered into with any Member of the Natura Group;

(d)	the Company has suffered material corporate failure (as determined on such reasonable basis as the Board selects and which for example may include in the case of an event resulting in the appointment of a liquidator or administrator); or

(e)	the Company or the relevant business unit for which the Participant works has suffered serious reputational damage which, in the determination of the Board, is at least partly due to a failure in the management of the Company or relevant business unit.

14.3	Amount to be subject to Malus & Clawback

The Board shall determine the amount to be subject to Malus & Clawback which:

(a)	where Rule 14.2(a) and/or (b) applies, shall be all or part of the additional value which the Board considers has Vested to and/or was otherwise received by the Relevant Individual in the circumstances referred to in those Rules; and

(b)	where any of Rule 14.2(c)-(e) applies, shall be all or part of such value which the Board determines would have not Vested and/or would have not otherwise been received had the Award lapsed in full in connection with the relevant event, or had the relevant event been known when the Award was granted.

Any determinations under this Rule 14.3 shall be on such basis as the Board reasonably decides and may (but not must) have regard to Tax Liability (if any) already paid in connection with the relevant Award.

14.4	Satisfaction of the Malus & Clawback

In order to satisfy the Malus & Clawback, the Board may:

(a)	reduce (including reducing to zero) any of the following elements of the remuneration of the Relevant Individual:

(i)	the amount of any future bonus which would, but for the operation of the Malus & Clawback, be payable to them under any bonus program operated by any Member of the Natura Group; and/or

(ii)	the number of Shares subject to any subsisting Award and/or other award (either unvested or vested but unexercised, as relevant) held by them under the Program or any other share program or share award arrangement notwithstanding the extent to which any performance condition and/or any other condition imposed on the relevant award has been satisfied; and/or

(b)	require the Relevant Individual to pay to such Member of the Natura Group as the Board may direct, and on such terms as the Board may direct (including, but without limitation to, on terms that the relevant amount is to be deducted or withheld from the Relevant Individual's salary or from any other payment to be made to them by any Member of the Natura Group), such amount as is required for the Malus & Clawback to be satisfied in full.

Any reduction made pursuant to Rule 14.4(a) shall be made at such time or times as the Board determines appropriate and, in the case of unvested awards, shall be at the time they would otherwise ordinarily vest unless the Board decides otherwise.

14.5	Reduction in Awards to give effect to malus and/or clawback provisions in other programs

The Board may decide at any time to reduce the number of Shares subject to an Award (including reducing to zero) to give effect to malus and/or clawback provisions of any form and/or name contained in any incentive program or bonus program operated by any Member of the Natura Group. The reduction shall be in accordance with the terms of the relevant provisions or, in the absence of any such term, on such basis as the Board, acting fairly and reasonably, decides is appropriate.

15.	AMENDMENTS

15.1	General

Any significant change in the capital market, tax, social security or labour laws, regulations or court precedents applicable to long-term incentive programs may result in the partial or full review of the Program, or even its suspension or termination.

The Board may establish specific treatment for special cases and situations, during the term of the Program, provided that the rights already granted to the Participants are not affected (without their consent) and granting such treatment is within the discretion of the Board under the Program. Such specific treatment shall not set a precedent that may be invoked by other Participants.

15.2	Alterations to a Performance Condition

The Board may amend any Performance Condition if:

(a)	an event has occurred which causes the Board to consider that it would be appropriate to amend the Performance Condition;

(b)	the altered Performance Condition will in the opinion of the Board not be materially less or more difficult to satisfy than the unaltered Performance Condition would have been but for the event in question; and

(c)	the Board shall act fairly and reasonably in making the alteration.

16.	MISCELLANEOUS

16.1	Engagement

The rights and obligations of any individual under the terms of their employment or engagement with any Member of the Natura Group shall not be affected by their participation in the Program or any right which they may have to participate in it. An individual who participates in the Program waives any and all rights to compensation or damages in consequence of the termination of their employment or engagement for any reason whatsoever insofar as those rights arise or may arise from them ceasing to have rights under an Award as a result of such termination. Participation in the Program shall not confer a right to continued employment or engagement upon any individual who participates in it. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

16.2	Continuity of Awards

This Program was originally approved at an extraordinary general meeting of Natura Cosméticos S.A. (“Natura Cosméticos”). Within Natura Cosméticos, its Board of Directors approved certain Conditional Awards and/or Options to certain Participants, which are currently ongoing.

Subject to the consummation of a share merger corporate transaction, Natura Cosméticos’ shareholder base will be migrated to the Company. As part of this migration, all the currently outstanding Awards under the Program at Natura Cosméticos will be granted under the same terms by the Company.

In this sense, the Board of Directors of Natura Cosméticos may approve, effective upon the consummation of the share merger corporate transaction (i) Conditional Awards or Options on terms substantially identical to those currently existing at Natura Cosméticos; and (ii) Conditional Awards or Options to Participants, under the same terms and conditions of the Conditional Awards or Options they currently have at Natura Cosméticos, including with respect to the status of compliance with vesting conditions, as if the Awards at the Company had been issued on the same date as they were issued at Natura Cosméticos, in substitution of the awards originally granted at Natura Cosméticos, which shall be canceled.

16.3	[See Chapter 17 bellow]

16.4	Disputes

In the event of any omission, dispute or disagreement as to the interpretation of the Program, or as to any question or right arising from or relating to the Program, the decision of the Board shall be final and binding upon all persons.

16.5	Exercise of powers and discretions

The exercise of any power or discretion by the Board shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

16.6	Share rights

All Shares allotted under the Program shall rank equally in all respects with Shares then in issue except for any rights attaching to them by reference to a record date before the date of the allotment.

Where Vested Shares are transferred, Participants shall be entitled to all rights attaching to those Shares by reference to a record date on or after the date of such transfer.

16.7	Notices

Any notice or other communication under or in connection with the Program may be given:

(a)	by personal delivery or by internal or ordinary post, in the case of a company to the company secretary at its registered office or to such other address as may from time to time be notified to an individual, and in the case of an individual to their last known address, or, where they are a director or employee of a Member of the Natura Group, either to their last known address or to the address of the place of business at which they perform the whole or substantially the whole of the duties of their office or employment;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Board determines.

Where a notice or document is sent to an eligible individual or Participant by ordinary or internal post, it shall be treated as being received 72 hours after it was put into the post properly addressed and, where relevant, stamped. In all other cases, the notice or document shall be treated as received when it is given. A notice or document sent to the Company shall only be effective once received by the Company, unless otherwise agreed by the Company. All notices and documents given or sent to the Company shall be given or sent at the risk of the sender.

16.8	Benefits not pensionable

Benefits provided under the Program shall not be pensionable.

16.9	Data Protection

Personal data relating to Participants and any individuals who may be eligible to participate in the Program may be collected, processed and transferred for any purpose relating to the operation of the Program in compliance with any Applicable Requirements and any data privacy notice and/or policies of any Member of the Natura Group in force from time to time.

16.10	International Programs

The Board may, within its discretion under the Program, establish sub-programs or appendices to the Program for overseas territories, that would apply the general principles and constraints of the Program but modified only to the extent considered appropriate to take account of local tax, exchange control or securities laws, provided that any Shares made available under such further programs and appendices are treated as counting against the limits on individual and overall participation in the Program.

16.11	Life of Program

The Program will become effective on the date of its approval by a Shareholders’ Meeting of the Company and thereafter will remain in full force and effect, and may be terminated, at any time, by a Shareholders’ Meeting.

16.12	Governing law

The Program and all Awards shall be governed by and construed in accordance with the laws of Brazil. The Courts the City of Sao Paulo, State of Sao Paulo, Brazil, shall have exclusive jurisdiction to hear any dispute (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation.

17.	Special Provisions

17.1	Consummation of the Merger

Subject to the consummation of the merger of Nectarine Merger Sub I, Inc., a company incorporated under the laws of the State of Delaware, United States of America by the Company (“Merger”) through which the shareholders of Avon Products, Inc. will receive ADRs or common shares issued by the Company, as approved in the general meetings of such companies held on November 13, 2019 and pursuant to their terms, the following special provisions shall become immediately effective for all legal purposes, regardless of any additional manifestation from the Company.

17.2	Upon the actual consummation of the merger, clauses 4.3 and 16.3 shall become effective under the following terms:

“4.3 Avon Migration

The Shares that are delivered to the Participants pursuant to the exercise of Conditional Awards or Options issued under the migration of the share-based incentives of Avon, pursuant to Rule 16.3 below, will not be considered for the purposes of the Limit provided herein.

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16.3 Migration of Avon Plans

On May 22, 2019, an agreement was entered into, pursuant to which, subject to certain conditions, the Company agreed to purchase Avon Products, Inc. (“Avon”) in a transaction involving a share exchange. Within such a transaction, certain grants of share based incentives originally issued by Avon to its executives and employees will be migrated and replaced with Awards at the Company.

In this sense, upon the consummation of the corporate transaction that will migrate Avon’s share base to the Company, the Board of Directors will (i) approve the issuance of Conditional Awards or Options in substitution of the grants issued by Avon, as required; and (ii) carry out the necessary adaptations and adjustments necessary to the rules of the Program to permit the migration of such grants to the Company and the issuance of equivalent Conditional Awards or Options under the Program. The rules regarding continuity of grants set forth in Rule 16.2 above will apply to the grants arising from Avon.”

APPENDIX I

CASH CONDITIONAL AWARDS

The Rules of the Program shall apply to a right (a "Cash Conditional Award") to a receive a cash sum granted under this Appendix I as if it was a Conditional Award, except as modified by the terms set out in this Appendix I. Where there is any conflict between the Rules and this Appendix I, the terms of this Appendix I shall prevail.

1.	The Board may grant or procure the grant of a Cash Conditional Award.

2.	Each Cash Conditional Award shall relate to a given number of notional Shares.

3.	On the Vesting of the Cash Conditional Award the holder of that Cash Conditional Award shall be entitled to a cash sum which shall be equal to the "Cash Value" of the notional Vested Shares, where the Cash Value of a notional Share is the market value of a Share on the date of Vesting of the Cash Conditional Award. For the purposes of this Appendix I, the market value of a Share on any day shall be determined in accordance with Rule 9.3 (Cash equivalent).

4.	Rule 9.5 (Deductions) shall apply to any sum payable under paragraph 3 above.

5.	For the avoidance of doubt, a Cash Conditional Award shall not confer any right on its holder to receive Shares or any interest in Shares.

APPENDIX II

UNITED STATES TAXPAYERS

A.	Purpose

The purpose of this Appendix II is to alter the provisions of the Program solely for Awards granted to US Taxpayers (“US Taxpayers”) to reflect the terms necessary or advisable for such Awards to qualify for the short-term deferral exemption from Section 409A described under Section 1.409A-1(b)(4) of the US Treasury Regulations. References to the Program or the Rules shall be interpreted to include this Appendix II in relation to US Taxpayers.

B.	Application of This Appendix II

This Appendix II shall apply to all Eligible Contributors and Participants who are US Taxpayers. In the event that a Participant becomes a US Taxpayer subsequent to the Grant Date of an Award under the Program, then such Award shall immediately be amended in a manner consistent with this Appendix II. References in this Appendix II to Awards granted to US Taxpayers shall include Awards held by a Participant who becomes a US Taxpayer subsequent to the Grant Date.

C.	Definitions

Certain words and expressions used in this Appendix II which have initial capital letters have the meanings set out below. Other words and expressions used in this Appendix II which have initial capital letters that are not set forth below have the meanings set out in the main Rules of the Program.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Award Short-Term Deferral Period” means the period commencing on the date that a Conditional Award (or portion thereof) first is no longer subject to a “substantial risk of forfeiture” for the purposes of Section 409A and ending upon the 15th day of the third month following the end of the Taxable Year in which such Award (or portion thereof) first is no longer subject to the substantial risk of forfeiture.

“Option Short-Term Deferral Period” means the period commencing on the date that an Option (or portion thereof) first is no longer subject to a “substantial risk of forfeiture” for the purposes of Section 409A and ending on 31 December of the calendar year in which such Option (or portion thereof) first is no longer subject to the substantial risk of forfeiture.

“Section 409A” means Section 409A of the Code and the US Treasury Regulations promulgated and other official guidance issued thereunder, collectively.

“Taxable Year” means the calendar year, or, if ending later, the taxable year of the Member of the Natura Group that employs the US Taxpayer.

“US” means the United States of America.

“US Taxpayer” means an Eligible Contributor or Participant who is subject to US federal income taxation on the Grant Date of an Award, or who is expected to become subject to US federal income taxation following the Grant Date of the Award, or who does become subject to US federal income taxation following the Grant Date of the Award but prior to the date upon which any part of the Award Vests.

“US Treasury Regulations” mean the regulations promulgated under the Code, and “US Proposed Treasury Regulations” mean the proposed regulations promulgated under the Code.

D.	Exercise of Options

Notwithstanding any of the Rules of the Program, to the extent it Vests, an Option granted to a US Taxpayer must (if at all) be exercised no later than the end of the applicable Option Short-Term Deferral Period.

In the event that the exercise of an Option (or portion thereof) granted to a US Taxpayer has not been made by the end of the Option Short-Term Deferral Period due to the circumstances described in Rule 5.4(a) of the Program applying to the Option, then to the extent permissible under Section 1.409A-1(b)(4)(ii) of the US Proposed Treasury Regulations, such exercise may be delayed so long as the Option (or portion thereof) is then exercised at the earliest date at which it is reasonably anticipated that Rule 5.4(a) of the Program no longer prevents such exercise.

In the event of the exercise of an Option (or portion thereof) by a US Taxpayer before the Normal Vesting Date pursuant to this Paragraph D, the Board may require that the net Shares or cash (as the case may be) acquired by the US Taxpayer may not be transferred, assigned or otherwise disposed of by or on behalf of the US Taxpayer before the Normal Vesting Date other than:

(1)	a transfer to the US Taxpayer’s personal representatives in the event of the US Taxpayer’s death;

(2)	a transfer to a corporate sponsor nominee on behalf of the US Taxpayer;

(3)	a sale to fund any Tax Liability (and any related sale expenses);

(4)	a transfer under Rule 14 (Malus & Clawback); or

(5)	any other transfer permitted by the Board.

and any such purported action will be invalid and ineffective, unless the Board determines otherwise.

E.	Settlement of Conditional Awards

Notwithstanding any of the Rules of the Program, to the extent it Vests, a Conditional Award granted to a US Taxpayer must be paid or satisfied (as applicable) no later than the end of the applicable Award Short-Term Deferral Period.

In the event that the satisfaction or payment of a Conditional Award (or portion thereof) granted to a US Taxpayer has not been made by the end of the Award Short-Term Deferral Period due to the circumstances described in Rule 5.4(a) of the Program applying to such Award, then to the extent permissible under Section 1.409A-1(b)(4)(ii) of the US Proposed Treasury Regulations, such settlement or payment may be delayed so long as the relevant Award (or portion thereof) is then satisfied at the earliest date at which it is reasonably anticipated that Rule 5.4(a) of the Program no longer prevents such satisfaction or payment (as applicable).

In the event of the settlement of a Conditional Award (or portion thereof) of a US Taxpayer before the Normal Vesting Date pursuant to this Paragraph E, the Board may require that the net Shares or cash (as the case may be) acquired by the US Taxpayer before the Normal Vesting Date may not be transferred, assigned or otherwise disposed of by or on behalf of the US Taxpayer before the Normal Vesting Date other than:

(1)	a transfer to the US Taxpayer’s personal representatives in the event of the US Taxpayer’s death;

(2)	a transfer to a corporate sponsor nominee on behalf of the US Taxpayer;

(3)	a sale to fund any Tax Liability (and any related sale expenses);

(4)	a transfer under Rule 14 (Malus & Clawback); or

(5)	any other transfer permitted by the Board.

and any such purported action will be invalid and ineffective, unless the Board determines otherwise.

F.	Dividend Equivalents

Any Dividend Equivalents in respect of an Award granted to a US Taxpayer shall be paid no later than the end of the Award Short-Term Deferral Period or Option Short-Term Deferral Period (as applicable), or such later date permitted by Paragraph D or Paragraph E of this Appendix II (as applicable).

G.	Malus and Clawback

For the avoidance of doubt, the possible application of Rule 14 (Malus & Clawback) of the Program to an Award granted to a US Taxpayer will not impose an additional or extend the existing substantial risk of forfeiture applicable to such Award for purposes of Section 409A.

H.	Holding Period

For the avoidance of doubt, any Holding Period imposed by the Board with respect to an Award granted to a US Taxpayer will not impose an additional or extend the existing substantial risk of forfeiture applicable to such Award for purposes of Section 409A.

I.	Treatment of Good Leavers before the Normal Vesting Date

If considering exercising discretion pursuant to Rule 11.1 (Good leavers before the Normal Vesting Date) of the Program to permit an Award to Vest on its Early Vesting Date, the Board shall ordinarily have regard to whether or not (and for how much longer) the Award is expected to remain subject to a substantial risk of forfeiture for the purposes of Section 409A (on account of a Performance Condition or otherwise) past the relevant Termination.

J.	Changes to Awards

Other than to waive it, any Performance Condition or any condition imposed pursuant to Rule 3.2(e) of the Program applicable to an outstanding Award granted to a US Taxpayer may not be altered pursuant to Rule 15.2 (Alterations to a Performance Condition) of the Program if and to the extent that the alteration of the Performance Condition or condition would result in the earlier ending of the applicable Award Short-Term Deferral Period or Option Short-Term Deferral Period (as applicable).

Notwithstanding the provisions of Rule 15 (Amendments) of the Program, any amendment to the Program (including this Appendix II) or an Award shall only be effective with respect to an Award granted to a US Taxpayer to the extent that it does not cause the Award to violate Section 409A.

K.	Exchange of Awards

Where there is to be an exchange of an Award granted to a US Taxpayer pursuant to Rule 12.3 (Internal Reorganisations) of the Program, the Board shall attempt to structure the terms of the exchange and the new award under Rule 12.3 (Internal Reorganisations) of the Program such that neither the exchange nor the new award violate Section 409A.

L.	Lapse of Awards

In addition to the times and events set forth in the Program, an Option granted to a US Taxpayer will lapse upon the end of the applicable Option Short-Term Deferral Period (or, if applicable, on the later date permitted by Paragraph D of this Appendix II), and a Conditional Award granted to a US Taxpayer will also lapse upon the end of the applicable Award Short-Term Deferral Period (or, if applicable, on the later date permitted by Paragraph E of this Appendix II).

For the avoidance of doubt, an Option’s Exercise Period (the period during which an Option can (if at all) be exercised subject to the terms of the Program) may expire much sooner than the end of the applicable Option Short-Term Deferral Period.

M.	Variations in Share Capital, Demergers and Special Distributions

Where there is to be an adjustment of an Award granted to a US Taxpayer pursuant to Rule 13 (Adjustments of Awards) of the Program, the Board shall attempt to structure the terms of the adjustment of the Award such that the adjustment does not violate Section 409A.

N.	Section 409A

Awards granted to US Taxpayers, and any Dividend Equivalents in respect of such Awards, are intended to be exempt from the requirements of Section 409A under the short-term deferral exemption described in Section 1.409A-1(b)(4) of the US Treasury Regulations, and the Program (including this Appendix II) shall be interpreted and administered consistent with such intention with respect to the Awards granted to US Taxpayers and any Dividend Equivalents in respect of such Awards. If any provision, term or condition of an Award granted to a US Taxpayer would otherwise frustrate or conflict with such intention, such provision, term or condition will be interpreted and deemed amended so as to avoid such conflict to the fullest extent possible. In the event of any conflict between an applicable provision of the Program and an applicable provision of this Appendix II with respect to an Award granted to a US Taxpayer, the provision of this Appendix II shall apply.

If, at any time, the Board determines that the terms of an Award granted to a US Taxpayer may violate Section 409A, the Board shall have the authority, but shall not be required, to enter into an amendment of such Award that is designed to avoid the imposition of any additional tax, interest or penalties on the US Taxpayer under Section 409A, provided that such amendment is within the authority of the Board and does not violate the Program. Notwithstanding any other provision of any Award, no Member of the Natura Group guarantees or warrants to any person that an Award granted to a US Taxpayer is exempt from Section 409A.

O.	No Member of the Natura Group Liability

Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on the US Taxpayer in connection with the Program and/or this Appendix II or any Award, including any taxes, penalty or interest under Section 409A. No Member of the Natura Group shall have any obligation to indemnify or otherwise hold a US Taxpayer harmless from any or all of such taxes, penalty or interest.